UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

LEE ENTERPRISES, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	42-0823980
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 East 53rd Street Davenport, Iowa	52807
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

N/A

(Title of class)

Explanatory Note

This Amendment No. 2 to Form 8-A is being filed by Lee Enterprises, Incorporated (the “Company”) to update the disclosure in the Company’s Registration Statement on Form 8-A filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 29, 2024, as amended by the Company’s Amendment No. 1 on Form 8-A/A filed with the SEC on March 26, 2025.

Item 1. Description of Registrant’s Securities to be Registered.

On February 4, 2026, the Company and Equiniti Trust Company, LLC (the “Rights Agent”) entered into Amendment No. 2 (“Amendment No. 2”) to the Rights Agreement, dated as of March 28, 2024, by and between the Company and the Rights Agent (as amended by Amendment No. 1 to the Rights Agreement, dated as of March 26, 2025, the “Rights Agreement”).

Amendment No. 2 terminated the Rights Agreement by advancing the Final Expiration Time (as defined in the Rights Agreement) to 5:00 P.M., New York City time, on February 4, 2026. As a result, all of the Rights (as defined in the Rights Agreement) expired and are no longer outstanding.

Amendment No. 2 was attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2026, and is incorporated herein by reference. The foregoing description of Amendment No. 2 is qualified in its entirety by reference thereto.

Item 2. Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designations of Series C Participating Convertible Preferred Stock of Lee Enterprises, Incorporated, as filed with the Secretary of State of the State of Delaware on March 28, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 29, 2024).

3.2	Certificate of Elimination of Series C Participating Convertible Preferred Stock of Lee Enterprises, Incorporated, as filed with the Secretary of State of the State of Delaware on February 4, 2026 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on February 5, 2026).

4.1	Rights Agreement, dated as of March 28, 2024, between Lee Enterprises, Incorporated and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 29, 2024).

4.2	Amendment No. 1 to Rights Agreement, dated as of March 26, 2025, between Lee Enterprises, Incorporated and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on March 26, 2025).

4.3	Amendment No. 2 to Rights Agreement, dated as of February 4, 2026, between Lee Enterprises, Incorporated and Equiniti Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 5, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LEE ENTERPRISES, INCORPORATED

By:	/s/ Joshua Rinehults
Name:	Joshua Rinehults
Title:	Vice President, Interim Chief Financial Officer, and Treasurer
Date:	February 5, 2026

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